UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2017

Lattice Semiconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

111 SW Fifth Ave, Ste 700

Portland, Oregon 97204

(Address of principal executive offices) (Zip Code)

(503) 268-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Lattice Semiconductor Corporation (“Lattice”) and Canyon Bridge Fund I, LP (“Canyon Bridge”) have jointly withdrawn and re-filed their joint voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) under the Defense Production Act of 1950, as amended, to allow more time for review and discussion with CFIUS in connection with the proposed merger (the “Merger”) between Lattice and an indirect wholly-owned subsidiary of Canyon Bridge. The Merger was approved by the holders of approximately 77.83% of Lattice’s shares of common stock on February 28, 2017.

Lattice and Canyon Bridge previously filed a joint voluntary notice with CFIUS under the Defense Production Act of 1950, as amended. CFIUS accepted that notice for review, which commenced an initial 30-day review period. The 30-day review was followed by a 45-day investigation period. Before and during the review and investigation, Lattice and Canyon Bridge have been actively engaged with CFIUS. Pursuant to CFIUS regulations, after the re-filing is accepted, a second 30-day review period will commence. At the end of that 30-day period, CFIUS will determine whether it will proceed with a second 45-day investigation period.

Lattice and Canyon Bridge remain fully committed to the Merger and plan to continue to actively engage in further discussions with CFIUS during its review, and to allowing Lattice’s stockholders to realize the value offered by the proposed transaction. There can be no assurances, however, that CFIUS will ultimately agree that the parties may proceed with the transaction, or, if a recommendation to prohibit or suspend the Merger is made, as to whether the President will decide to prohibit or suspend the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Dated: March 24, 2017	By:	/s/ Byron W. Milstead
	Name:	Byron W. Milstead
	Title:	Corporate Vice President and General Counsel